February 3, 2006

Securities and Exchange Commission
Washington, D.C. 20549

Commissioners:

We have read Advance Display Technologies, Inc.’s statements included under Item 4.01 of its Form 8-K/A dated January 30, 2006, and we agree with such statements concerning our Firm.

HEIN& ASSOCIATES LLP